EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	State of	Name under which
Name of Subsidiary	Incorporation/Organization	Subsidiary does Business

CHW LLC	Delaware	CHW LLC
Providence Insurance Company, Limited	A Bermudian Company	Providence Insurance Company, Limited
CatoSouth LLC	North Carolina	CatoSouth LLC
Cato of Texas L.P.	Texas	Cato of Texas L.P.
Cato Southwest, Inc.	Delaware	Cato Southwest, Inc.
CaDel LLC	Delaware	CaDel LLC
CatoWest LLC	Nevada	CatoWest LLC
Cedar Hill National Bank	A Nationally Chartered Bank	Cedar Hill National Bank
catocorp.com, LLC	Delaware	catocorp.com, LLC
Cato Land Development, LLC	South Carolina	Cato Land Development, LLC
Cato WO LLC	North Carolina	Cato WO LLC
Cato Overseas Limited	A Hong Kong Company	Cato Overseas Limited
Cato Overseas Services Limited	A Hong Kong Company	Cato Overseas Services Limited
Shanghai Cato Overseas Business Consultancy Company, Limited	A China Company	Cato Shanghai Company, Limited
Fort Mill Land Development	North Carolina	Fort Mill Land Development